EXHIBIT 99.1

Contact:	Robert E. Wheaton
President, CEO
Star Buffet, Inc.
(480) 425-0397

FOR IMMEDIATE RELEASE:  Friday, April 25, 2008

STAR BUFFET, INC. FILES FORM 10-K FOR FY 2008

SCOTTSDALE, AZ – April 25, 2008 – Star Buffet, Inc. (NASDAQ: STRZ) today filed a Form 10-K with the Securities and Exchange Commission for its fiscal year ending January 28, 2008.  Following are the highlights:

Star Buffet, Inc. had revenues of $68.7 million and net loss of $2,001,000, or $(0.63) per share on a diluted basis, for the fifty-two weeks ended January 28, 2008.

About Star Buffet

Star Buffet is a multi-concept restaurant operator.  As of April 25, 2008, Star Buffet, through its subsidiaries, operates 20 Barnhill’s Buffet restaurants, 12 franchised HomeTown Buffets, six JB’s restaurants, five Whistle Junction restaurants, three 4B’s restaurants, three Holiday House restaurants, three Western Sizzlin restaurants, two BuddyFreddys restaurants, two BuddyFreddys Country Buffets, two K-BOB’S Steakhouses, two JJ North’s Grand Buffets, one Pecos Diamond Steakhouse, one Bar-H Steakhouse and one Casa Bonita Mexican theme restaurant.